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                                                    Exhibit 10.41




             THE IDS SUPPLEMENTAL RETIREMENT PLAN
        Amended and Restated Effective January 1, 1989




The IDS Supplemental Retirement Plan ("Plan") is amended and restated effective January 1, 1989.

1.  Introduction

    On December 29, 1987, the Executive Committee of the Board of Directors of IDS Financial Corporation ("IDS") empowered the Senior Vice President
    - Human Resources to create the IDS Supplemental Retirement Plan, (the "Plan"), effective January 1, 1988. The Plan is intended to supplement the retirement benefits of the IDS Retirement Plan, the IDS Incentive and Thrift Plan, and the IDS Savings Plan through the payment of benefits to those participants in such plans, and their surviving spouses and beneficiaries, as to whom benefits otherwise payable under such plans are restricted in accordance with Section 3(36) of the Employee Retirement Income Security Act of 1974 and is to be construed accordingly.

2.  Administration of the Plan

    The Plan shall be administered by the Senior Vice President - Human Resources ("Administrator"). The Administrator shall have full power and authority to interpret, construe and administer the Plan, including the discretion to determine the amounts payable and the time of any such payments so as to conform with the intent as well as the terms of this Plan, and such interpretation and construction thereof and actions taken thereunder shall be binding on all persons for the purposes. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems desirable to carry it into effect. Any decision of the Administrator in the administration of the Plan shall be final and conclusive.

3.  Eligibility

    a. Participation in the Plan shall be limited to officers and other key employees of IDS and its subsidiaries who are designated by the Administrator, on a case-by-case basis, as eligible to participate in the Plan. In any case, participation will not extend to employees whose inclusion, in the opinion of counsel, could jeopardize the Company's position that the agreements made within the parameters of this Plan are private offerings, exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The term "Participant" as used throughout shall refer to eligible employees designated to participate in the Plan.
    b. The Administrator is authorized to approve, on behalf of IDS, deferred compensation agreements, and amendments thereto, with eligible employees.

    c. Employees who meet the eligibility requirements pursuant to Section 3.a., due to promotion or new employment during the calendar year, can request participation in the Plan, if they request to defer no later than 30 days after they receive written confirmation of their eligibility.

4.  Benefits

    a. If an employee, under the IDS Retirement Plan ("Retirement Plan") retires, becomes disabled, dies or otherwise terminates employment such that he or she or his or her beneficiary becomes entitled to benefits under the Retirement Plan, and if any benefit was not accrued for him or her under the terms of the Retirement Plan because of the limitations of Section 415 and Section 401(a)(17) of the Internal Revenue Code of 1986, as it may be amended from time to time, and the respective regulations issued thereunder ("Code"), then IDS hereby agrees and promises to pay to such employee or his or her beneficiary an amount, if any, equal to the difference between the benefit payable to him or her or his or her beneficiary under the Retirement Plan but for the applicability of the limitations of Code Section 401(a)(17) and Section 415. Notwithstanding anything to the contrary in this Plan or the Retirement Plan, each person who is otherwise entitled to receive benefits commencing on or after January 1, 1988 hereunder, shall be entitled, to an additional benefit hereunder, if any, as would have been payable to him or her under the Retirement Plan if he or she had not elected to defer receipt of compensation pursuant to the IDS Current Service Deferred Compensation Plan ("CSDC").

        The benefits payable under this Section 4.a. shall be paid in cash from the general assets of IDS in the same manner and over the same period of time as benefits are paid to such employee or beneficiary from the Retirement Plan. The beneficiary or beneficiaries entitled to receive any benefits under this Section 4.a. shall be the beneficiary or beneficiaries designated by the employee under the Retirement Plan.


    b. IDS shall establish a book reserve account to which shall be credited when earned or otherwise payable the following:

        (i) An amount equal to that portion of the contribution by IDS under the IDS Incentive and Thrift Plan which would have been made and allocated to Participant but for the deferral of compensation pursuant to the CSDC. In determining this amount, the contribution limitations of Code Section 415 and Code Section 401(a)(17) shall be disregarded.

        (ii) An amount equal to the contributions which would have been made by IDS as a Matching Contribution (as defined in the IDS Savings Plan) on behalf of Participant under the IDS Savings Plan with respect to that portion of Participant's base salary which is deferred pursuant to the CSDC, and assuming (i) such salary portion had not been deferred, and
               (ii) Participant had received appropriate benefit credits under the IDS Flexible Compensation Plan and had elected to make elective contributions under the IDS Savings Plan equal to 5% and IDS had made matching contributions equal to 2 1/2% of such Participant's salary deferred under the CSDC.

        (iii) An amount equal to any employer contributions which cannot be allocated under the IDS Incentive and Thrift Plan (with respect to Participant's regular, basic compensation) on account of the limitations specified in Code Section 415 and
               Section 401(a)(17).

        (iv) Any portion or all of (i) the first 5% of elective contributions under the IDS Savings Plan, with respect to Participant's adjusted compensation used to determine contributions thereunder; and (ii) any matching contributions relating to such elective contributions; which cannot be allocated for Participant's benefit under such Savings Plan on account of the limitations specified in Code
               Section 415.

        (v) An amount equal to that amount, previously credited on behalf of such Participant under Section 4.b.(1) and Section 4.b.(2) of the Current Service Deferred Compensation Plan as of and as in effect on December 31, 1987 which is scheduled to be paid in 1989 and later years.

        (vi) Amounts a Participant may otherwise be entitled to under this Section 4.b. shall be offset by any benefits payable from any other Plan provision or IDS benefit program the Plan payment was intended to replace.

        Amounts described in this subsection "b" shall be credited to the book reserve account, with the exception of amounts in paragraph (v) which shall be immediately credited, at the time contributions which are made by IDS on behalf of the Participants under the IDS Incentive and Thrift Plan and the IDS Savings Plan, as the case may be, are allocated to participants under such plans.

    c.  Payment

        (i) Any benefits payable under Section 4.b. shall be paid in cash from the general assets of IDS in the manner irrevocably designated, in a form and manner acceptable to the Administrator, at the time of retirement.

        (ii) Notwithstanding (i) above, upon Participant's termination of employment for reasons other than retirement, death, or disability his or her deferred compensation shall be paid to him or her in a lump sum of cash no later than December 31, of the subsequent year. For purposes of this section "termination of employment" shall not include the discontinuance of services with IDS if Participant continues to perform services as an employee of American Express or its subsidiaries or affiliates.
        (iii) The deferred amount(s) to be paid pursuant to Section 4.b.(i) and Section 4.b.(iii) shall be restricted to the Participant's vested portion with respect to the vesting schedule from the IDS Incentive and Thrift Plan. Any nonvested portion of such deferred compensation to be paid shall be forfeited.

        (iv) The beneficiary or beneficiaries entitled to receive benefits under (i) above shall be those as the Participant shall designate by filing a written notice of such designation with the Administrator in such form as the Administrator may prescribe. The Participant may revoke or modify that designation at any time by a further written designation.

               The Participant's beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant's spouse, in the event of dissolution of marriage.


               If no designation is in effect at the time when benefits payable under Agreement become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the Participant's children and their issue by right of representation or, if none, the legal representatives of the Participant's estate.

    d. Notwithstanding anything herein contained to the contrary, upon the request of a Participant and based on a showing of an unanticipated emergency caused by an event beyond the control of the Participant or beneficiary that would result in severe financial hardship to the individual if early withdrawal were not permitted, the IDS Board of Directors may, in its sole discretion, vary the manner and time of making the distributions provided in this Section 4.

    e. The book reserve account for amounts credited under subsection "b" above, shall contain four subaccounts. Solely for the purposes of determining the amount to be paid a Participant pursuant to the Plan, a Participant may designate one or more subaccounts to be used by IDS to reflect increases, decreases, interest and dividends, other income gains and losses as may, from time to time, be experienced by such reserve account. If more than one subaccount is used with respect to any amount credited under the Plan, a Participant must designate, on a form acceptable to the Administrator, in 5% increments, the allocation of amounts credited in each subaccount. A Participant is allowed to amend such designation four times during a given Plan year. All Participant designations under this subsection shall be subject to the approval and subject to change in the sole discretion of the Administrator pursuant to Section 3.b.

        The experience of the four subaccounts shall reflect, in as similar manner as administratively feasible, those four investments available to Participants of the IDS Savings Plan, namely:

        (i) Subaccount A shall reflect the experience of IDS Trust Balanced A Fund, a collective fund maintained by IDS Bank & Trust ("IBT");
        (ii) Subaccount B shall reflect the experience of IDS Trust Equity A Fund, a collective fund maintained by IBT;

        (iii) Subaccount C shall reflect the experience of IDS Trust Income Fund, a collective fund maintained by IBT; and


        (iv) Subaccount D shall reflect the experience of the American Express Stock "Fund" as the term is applied to investments in the IDS Savings Plan.

        The subaccounts shall be valued subject to such reasonable rules and procedures as the Administrator shall adopt and apply to all Participants similarly situated with an effort to value such subaccounts as if amounts designated were invested in as similar time and manner, subject to administrative convenience, as amounts are invested, and subject to the same market fluctuation factors as used in valuing such investments in the IDS Savings Plan.

5.  General Provisions

    a. Nothing in this Plan shall create, or be construed to create, a trust of any kind or fiduciary relationship between IDS and the Participant, his or her designated beneficiary, or any other person. Any funds deferred under the provisions of this Plan shall be construed for all purposes as a part of the general funds of IDS, and any right to receive payments from IDS under this Plan shall be no greater than the right of any unsecured general creditor. IDS may, but need not, purchase any securities or instruments as a means of hedging its obligations to any Participant under this Plan.

    b. The right of any Participant, or other person, to the payment of deferred compensation under this Plan shall not be assigned, transferred, pledged or encumbered except by the laws of descent and distribution.

    c. Participation in the Plan shall not be construed as conferring upon the Participant the right to continue in the employ of IDS as an executive or any other capacity. IDS expressly reserves the right to dismiss any employee at any time without liability for the effect such dismissal might have upon him or her hereunder.

    d. Any deferred compensation payable under this Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing the benefits under any qualified pension or profit sharing plan.

    e. IDS makes no representations or warranties and assumes no responsibility as to the tax consequences to any Participant who enters into a deferred compensation agreement with IDS pursuant to this Plan. Further, payment by IDS to Participant, or to Participant's beneficiary or beneficiaries in accordance with the written designation of beneficiary on file with the Administrator at the time of Participant's death, shall be binding on all interested parties and persons, including Participant's heirs, executors, administrators and assigns, and shall discharge IDS, its directors, officers and employees from all claims, demands, actions or causes of action of every kind arising out of or on account of Participant's participation in this Plan, known or unknown, for himself or herself, his or her heirs, executors, administrators and assigns. Any agreement executed pursuant to this Plan shall include the above provision of this Section 5.e.

    f. The Board of Directors may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify the amount of any benefit payable to a Participant or any beneficiary receiving benefit payments at the time the Plan is amended or terminated. The President or Senior Vice President - Human Resources may, at any time, make non-material amendments to the Plan subject to the above condition.

        Examples of non-material amendments include, but are not limited to, such items as (a) amendments necessary to comply with changes in federal or state law or regulations, or to obtain initial or continuing IRS approval of the Plan, (b) amendments which ease the administration of the Plan but do not have significant immediate or long-term material financial impact, or (c) amendments having a non-material effect on the Company's financial commitment to the Plan.

    g. The Administrator may prescribe a form of agreement to be used by Participant and IDS to defer compensation under the Plan.

6.  Effective Date

    Provisions of this amended and restated Plan shall be effective on and after January 1, 1989. The original Plan was adopted on December 29, 1987, with its provisions effective as of January 1, 1988. Notwithstanding the language of 3.c., during the first Plan Year, employees eligible to participate in the Plan, and so designated pursuant to 3.a., shall have thirty (30) days from the date of adoption of this Plan in which to elect to participate.